UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

    Wal-Mart Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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On April 19, 2010, Wal-Mart Stores, Inc. (the “Company”) issued a press release, attached as Appendix A hereto, announcing that Mr. Steven S Reinemund has been nominated for election as a director of the Company at the Company’s annual shareholders’ meeting to be held on June 4, 2010 (the “2010 Annual Shareholders’ Meeting”). Mr. Reinemund is not currently a director of the Company. On April 19, 2010, the Company: (i) began mailing (a) to certain of its shareholders, full paper sets of its definitive proxy statement and notice of annual shareholders’ meeting relating to the 2010 Annual Shareholders’ Meeting (the “Proxy Statement”) and its Annual Report to Shareholders for its fiscal year ended January 31, 2010 (the “Annual Report to Shareholders”) and (b) to other of its shareholders, pursuant to Rule 14a-16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Notice of Internet Availability of Proxy Materials relating to the internet availability of the Proxy Statement and Annual Report to Shareholders; (ii) filed the Proxy Statement with the Securities and Exchange Commission (the “SEC”); and (iii) posted copies of the Proxy Statement and the Annual Report to Shareholders on the Company’s corporate website at www.walmartstores.com, where such documents may be viewed by clicking on “Investors” and “Annual Meeting.” You can also obtain the Proxy Statement and any of the other documents that the Company files with the SEC by means of the SEC’s EDGAR system through the SEC’s website at www.sec.gov.

The press release attached as Appendix A hereto may be deemed to be additional soliciting material pursuant to Regulation 14A under the Exchange Act with respect to the solicitation of proxies by the Board of Directors of the Company with respect to the 2010 Annual Shareholders’ Meeting. As a result, the Company is filing the press release with the SEC in accordance with Rule 14a-6 under the Exchange Act. The press release should be read in conjunction with the Proxy Statement.

APPENDIX A

FOR IMMEDIATE RELEASE	Contact: Walmart Media Relations
Phone: 800.331.0085

Walmart Board of Directors Nominates New Candidate

Steve Reinemund to Stand for Election at the

Company’s 2010 Annual Shareholders Meeting

BENTONVILLE, Ark., April 19, 2010 – Wal-Mart Stores, Inc (NYSE: WMT) today announced that its board of directors has nominated Steven S Reinemund, former PepsiCo, Inc. chairman and chief executive officer, for election to the Walmart board at the company’s annual shareholders meeting to be held on June 4, 2010. The company also announced that current board member Allen Questrom will not stand for re-election.

“Steve was a valued partner to our business during his tenure at PepsiCo, and his domestic and international retail experience makes him an ideal candidate to join our board,” said Walmart Chairman Rob Walton. “He is a gifted strategist, with strong expertise in both finance and operations.”

Reinemund, 62, is dean of business and professor of Leadership and Strategy at Wake Forest University in North Carolina. He spent 23 years at PepsiCo, including his tenure as chairman and CEO from 2001 to 2006. He served as the company’s president and chief operating officer, as well as chairman and CEO of its Frito-Lay division. Reinemund is a member of the board of directors of Exxon Mobil Corporation, American Express Company and Marriott International, Inc.

“I want to express our thanks to Allen for his service on our board,” Walton added. “He is one of the most talented and experienced retailers in the country and we appreciate the insight and counsel he provided.”

Questrom was the chairman and CEO of J.C. Penney Company, Inc. He currently serves on the board of directors of Sotheby’s Holdings, Inc. and is a senior advisor with Lee Equity Partners, LLC. He joined Walmart’s board in June 2007.

For more information regarding the board’s nominees for election at the company’s 2010 annual shareholders meeting, as well as other matters to be considered at the meeting, please see http://Walmartstores.com/annualmeeting

About Walmart

Wal-Mart Stores, Inc. (NYSE: WMT), or “Walmart,” serves customers and members more than 200 million times per week at more than 8,400 retail units under 55 different banners in 15 countries. With fiscal year 2010 sales of $405 billion, Walmart employs more than 2.0 million associates worldwide. A leader in sustainability, corporate philanthropy and employment opportunity, Walmart ranked first among retailers in Fortune Magazine’s 2009 Most Admired Companies survey. Additional information about Walmart can be found by visiting www.walmartstores.com and on Twitter at http://Twitter.com/Walmartnews. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

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Ed. Note: Wal-Mart Stores, Inc. is the legal trade name of the corporation. The name “Walmart,” expressed as one word and without punctuation, is a trademark of the company and is used analogously to describe the company and its stores. Use the trade name when it is necessary to identify the legal entity, such as when reporting financial results, litigation or corporate governance.